FOR IMMEDIATE RELEASE

Boston Scientific Elects Dr. Jessica L. Mega and Susan E. Morano
to Board of Directors

MARLBOROUGH, Mass., (June 27, 2023) – Boston Scientific Corporation (NYSE: BSX) announced today the election of Dr. Jessica L. Mega and Susan E. Morano to its board of directors, each effective immediately.

Dr. Mega is the co-founder of Verily Life Sciences LLC, a subsidiary of Alphabet Inc. focused on life sciences and healthcare, and was the company’s chief medical and scientific officer from 2015 to January 2023. Prior to joining Verily, Dr. Mega served as a cardiologist at Brigham & Women’s Hospital from 2008 to 2015. Dr. Mega also served as a faculty member at Harvard Medical School and as a senior investigator with the TIMI Study Group, where she led international trials evaluating novel cardiovascular therapies and directed the genomics program. She currently is a director of Danaher Corporation. Dr. Mega received her B.A. from Stanford University, her M.D. from Yale University School of Medicine, and her M.P.H. from Harvard School of Public Health.

Ms. Morano held the role of vice president, Business Development and Strategic Operations, Johnson & Johnson MedTech from 2020 through February 2023. Prior to that, she served as vice president, Business Development, Johnson & Johnson Medical Devices, beginning in 2012, with responsibility for licensing, acquisitions and divestitures for its Medical Devices Group. During her time at Johnson & Johnson, Ms. Morano also held several positions within six operating companies, primarily in the finance and business development functions, and as a member of the MedTech Leadership Team. Ms. Morano received her B.S. from Villanova University and her M.B.A. from Columbia Business School.

“We are pleased to expand our board of directors with two highly qualified executives from different sectors of the healthcare industry,” said Mike Mahoney, chief executive and chairman of the board, Boston Scientific. “Jessica and Susan are accomplished leaders passionate about advancing patient care and experienced in bringing innovative technologies to market, and we look forward to their contributions as board members as Boston Scientific continues to grow and meet our stakeholder commitments.”

About Boston Scientific
Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 40 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

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